Exhibit 10.1

Fenggang Jingdong Smart Town

headquarters building purchase agreement

Assignor: Fu Liu

ID number: 230230196505050257

Contact information: 133812069789

Purchaser: Shuhai Information Technology Co., Ltd

Taxpayer identification number: 91110106330406791C

Legal representative: Zhixin Liu

Address: 20th floor, Building B, Guorui Plaza, No.1 Ronghua South Road, Beijing Economic and Technological Development Zone, Beijing

Given

Based on the internationalization perspective of the Guangdong Hong Kong Macao Greater Bay Area, Shuhai Information (VIE of DTSS) is positioned to build the international headquarters function of Guangdong Hong Kong Macao Greater Bay Area, implement capital expansion, technology introduction, product research and development, technical laboratory and other office needs, focus on acoustic intelligence technology innovation, build a regional collaborative innovation community with integrated acoustic intelligence, and an international innovation cooperation ecological platform, driving the development and application of acoustic intelligence industry technology, To build a large-scale terminal characteristic industrial cluster ecosystem in the Guangdong Hong Kong Macao Greater Bay Area, the founder shareholders are confident in the company’s industrial positioning and future development, and voluntarily exchange their own assets for stocks at a price higher than the market price to meet the company’s development and office needs.

According to the “Civil Code of the People’s Republic of China” and other relevant laws and regulations, the purchaser and the Assignor shall purchase and sell the Fenggang Jingdong Urban Science and Technology Financial Innovation Center Phase II Project on the basis of mutual trust, equality, voluntariness, and consensus [24] The 2824.29-square-meter house in the scientific research building (hereinafter referred to as the office building, the floor plan of which is shown in Annex 1 of this contract, and the room number is subject to the indication on Annex 1) has reached the following agreement:

Article 1 Basic Situation of Purchasing Office Buildings

1.1 Fenggang Jingdong City Science and Technology Financial Innovation Center Phase II project [24] scientific research building, the building has 0 floors underground and 4 floors above ground, with a construction area of 2824.29 square meters.

1.2 The location of the room purchased by the purchaser: [24] scientific research building of the second phase project. (See the floor plan of the office building for details)

1.3 The total building area of the office building is 2824.29 square meters, of which, the building area of the suite is 2520.64 square meters, and the public apportioned building area is 303.65 square meters.

Article 2 Price and Valuation Method

2.1 For the 2824.29 square meters of the scientific research building in [24], the price is RMB 26,000 yuan per square meter, and the total purchase price (including the land price) is RMB 73,431,540 yuan.

Article 3 Payment method and deadline

3.1 The purchaser pays the Assignor all the office building transfer fees through the issuance common shares by an U.S. listed company (DTSS) in the United States or other new share issuance methods. The purchaser is the Chinese VIE entity of a US listed company.

3.2 The purchaser issues stocks to the Assignor of the Assignor through an U.S. listed company. The information of the Assignor is as follows:

Name	ID number	Address	Other information
Liu Fu	230230196505050257		Contact: 133812069789

3.3 Payment Terms. The purchaser shall issue shares corresponding to the housing price to the Assignor mentioned in 3.2 above as scheduled.

(1) The purchaser shall conduct inspection and handover of the office building within three working days after the issuance of shares.

(2) After signing the purchase agreement, the purchaser went through the stock issuance procedures to the Assignor. A total of 5,912,362 shares were issued as consideration for purchasing the house, accounting for 18.8% of the company’s total shares after issuance (see the table below for details). The corresponding stock issue price is US$1.8 per share, or RMB 13.8 yuan; The total issuance price is approximately $10,642 ,252, approximately RMB 73,431,540 yuan.

(2) After signing the purchase agreement, the purchaser processed the stock issuance procedures with the Assignor and issued a total of 5,912,362 shares as consideration for purchasing the house, accounting for 18.8% of the total shares of the company after the issuance (see the table below for details). The corresponding stock issuance price is US$1.8 per share (i.e. RMB 13.8); The total issuance price is approximately $10,642,252, totaling approximately RMB 73,431,540.

Name	Number of shares issued	Shareholding ratio	Other information
Liu Fu	5,912,362 shares	18.8%

* Referring to the company’s total share capital of 25,601,233 on May 9, 2023, the total share capital after issuance: 31,513,595 shares.

(3) After the Assignor mentioned in 3.2 above receives the stocks, the Assignor shall go through the procedures for the transfer of the property rights of the office building for the purchaser, and the transfer procedures shall be completed within 6 months.

(4) The two parties agree that within six months after the completion of the stock issuance, all the stocks held by the Assignor shall not be sold in the open market; future stock sales shall be carried out in accordance with the relevant requirements of the US SEC and NASDAQ.

3) A one-time issuance of stocks. Immediately after the signing of this agreement, the stock issuance process will be initiated, and it is planned to complete the issuance of all shares of the transferor to the stock account within 30 working days. Totally 5,912,362 ordinary shares were issued at a price of $1.8 per share, or $10,642,252, approximately RMB 73,431,540 yuan.

(4) The purchaser shall handle the remove the legend for the transferor within 30 working days after six months of the stock issuance; and the Assignor shall complete the transfer of office property rights for the purchaser within 6 months after Assignor above receives all the stocks.

(5) According to the requirements of the US Securities Act 144, all shares held by the Assignor shall not be sold in the public market within 6 months after the issuance of the shares; The sale of future stocks shall be carried out in accordance with the relevant requirements of the US SEC and NASDAQ.

Article 4 Delivery

4.1 After the contract is signed, according to the contract, both parties should sign the office building handover form for acceptance check and handover.

4.2 After meeting the delivery conditions, the office building that has obtained the approval document for delivery and use and conforms to the contract shall be handed over to the purchaser for use, but in case of any of the following special reasons, the Assignor may extend it unless the two parties agree to terminate the contract or change the contract through negotiation:

(1) Force majeure is encountered, and the Assignor notifies the purchaser within five days from the date of occurrence;

(2) Due to major policy impacts or other extraordinary circumstances, and the Assignor notifies the purchaser within five days of the occurrence.

Article 5 Liability for breach of contract

If one of the parties fails to perform the contractual obligations or the performance of the contractual obligations does not conform to the agreement, it shall bear the liability for breach of contract such as continuing to perform and taking remedial measures. If the contract cannot be performed due to force majeure, according to the impact of force majeure, part or all of the liability shall be exempted, unless otherwise stipulated by law.

Article 6 Property Right Disputes

6.1 The Assignor guarantees that there is no property dispute over the house.

6.2 If due to the Assignor’s reasons, the office building cannot be registered for the transfer of property rights, the Assignor shall bear all the responsibilities and compensate the actual losses incurred by the purchaser.

6.3 The Assignor shall not be liable for the failure to transfer the ownership of the real estate due to reasons of the purchaser or administrative agencies.

Article 7 Warranty Responsibilities

7.1 Both parties shall perform the warranty scope, warranty period and warranty responsibility of the office building in accordance with the provisions of national policies and regulations.

7.2 In the event of quality problems within the warranty scope and warranty period of the office building, the Assignor shall perform the warranty obligation. The assignor shall not be liable for damages caused by force majeure or not attributable to the assignor, but may assist in repairs, and the repair costs shall be borne by the purchaser.

7.3 When the Assignor fulfills the maintenance obligation, the purchaser shall cooperate with the maintenance.

Article 8 Property Management

In the previous property management company, the property management company was jointly selected by the Assignor and the purchaser. It should be ensured that the property management company has corresponding qualifications and capabilities to protect the rights of the purchaser; the purchaser should abide by the management regulations of the property company.

Article 9 Building Governance

9.1 The roof and exterior walls of the building where the office building is located shall be managed by the property service company entrusted by the Assignor and the purchaser.

9.2 The right to name the building where the office building is located belongs to the purchaser.

9.3 All garages/parking spaces in the office building are owned by the purchaser, and the purchaser has the right to sell or lease the garages/parking spaces that he owns.

9.4 The purchaser shall pay the property service fee on time and abide by the interim management regulations from the date of handing over the house.

Article 10 Obligations of the Purchaser

10.1 The purchaser shall not change the main structure, load-bearing structure and purpose of the office building without authorization during the period of use, otherwise, the purchaser shall bear all responsibilities and losses. During the period of use, the purchaser has the right to share the public parts and facilities related to the office building with other obligees, and undertakes the obligations according to the occupied land, public parts and shared common areas.

Article 11 Dispute Resolution

Disputes arising during the performance of this contract shall be resolved through negotiation between the two parties; if the negotiation fails, a lawsuit shall be filed in the people’s court of the place where the office building is located.

Article 12 For matters not covered in this contract, a supplementary agreement can be signed after the two parties agree.

Article 13 The annex to the contract has the same legal effect as this contract. In this contract and its appendices, the partially filled text in the blank has the same effect as the printed text.

Article 14 This contract is in six copies with the same legal effect, three copies for the Assignor and three copies for the purchaser.

Article 15 This contract becomes effective on the day it is signed by both parties.

The following signature page, without text.

Assignor: /s/

Date: May 16, 2023

Purchaser (signature): /s/

Legal representative:

Date: May 16, 2023

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